EXHIBIT 99.1
                                                                    ------------

FOR IMMEDIATE RELEASE:

                    CAS MEDICAL SYSTEMS, INC. REPORTS SECOND
                 QUARTER RESULTS AND INITIAL FORE-SIGHT(R) SALES

           - COMPANY TO HOST CONFERENCE CALL TODAY AT 10:00 A.M. ET -


Branford, Conn. - August 09, 2007 - CAS Medical Systems, Inc. (NASDAQ: CASM), a medical device company focused on innovative, non-invasive vital signs monitoring, today announced financial results for the second quarter ended June 30, 2007 and first sales of its FORE-SIGHT cerebral oximeter product to hospital accounts.

HIGHLIGHTS - During the second quarter, the Company achieved the following milestones:

o    First sales of FORE-SIGHT products
o Initiation of full production of FORE-SIGHT monitors and accessories with close to 40 customer product evaluations completed
o Exclusive worldwide distribution agreement with Analogic Corp. for co-branded LIFEGARD(R) and FETALGARD(R) patient monitors

MANAGEMENT DISCUSSION
"As expected, overall revenues were essentially even in the second quarter verses the same period last year resulting from Medtronic's continued voluntary suspension of U.S. shipments of their Physio-Control products," commented Andrew Kersey, President and CEO of CASMED. "Notwithstanding this shortfall, sales of our core products continue to be very strong, primarily from increased sales of our vital signs monitoring products and blood pressure cuffs, which helped to offset the temporary reduction in sales to Medtronic. While we continue to monitor the Medtronic Physio-Control situation very closely, and have seen slight increases in future order levels, it remains uncertain as to when their U.S. shipments will resume at or near prior levels." Mr. Kersey added, "Despite the overall reductions in OEM sales due solely to Medtronic Physio-Control, our revenues for the first six months of this year are 11 percent above the same period last year. We expect this trend in core business growth to continue throughout fiscal year 2007."

Mr. Kersey continued, "During the first six months of this year, we substantially increased our sales and marketing spending for the recently introduced FORE-SIGHT Cerebral Oximeter, including recruitment and training of our clinical specialist team to support sales and educational efforts. During the second quarter, we also continued to invest in R&D to further our proprietary technology, and made additional investments in inventory and manufacturing equipment to support our entrance into the peri-operative marketplace. Additionally, we have added to our sales and marketing organization to support the recently introduced LIFEGARD product line. This increased level of spending and the shortfall in Medtronic OEM business resulted in a loss for the second quarter, but we anticipate that the continued growth from our core business, including Analogic product sales, will return the Company to profitability for the second half of the year.

Mr. Kersey concluded, "We continue to be impressed with the level of interest in the FORE-SIGHT product. FORE-SIGHT product evaluations in hospital accounts are being conducted on a steady basis and we are pleased to have recently realized our first sales and shipments to end-user customers. While these early sales are quite modest, we remain confident in the product and the market opportunity."

FINANCIAL RESULTS FOR Q2
Revenues for the three months ended June 30, 2007 totaled $8.0 million, a decrease of $67,000, or one percent, from the three months ended June 30, 2006. Decreases in sales of Original Equipment Manufacturer ("OEM") products of $1.0 million were largely offset by increases in sales of vital signs monitors and accessories and blood pressure cuff sales of approximately 27 percent. Medtronic, Inc. which represented approximately 11 percent of the Company's revenue for the full year 2006 accounted for the entire reduction in OEM product sales for the second quarter of 2007. In January 2007, Medtronic announced a voluntary suspension of U.S. product shipments from its Physio-Control division.

For the three months ended June 30, 2007, the Company recorded a net loss of ($301,000), or ($0.03) per basic and diluted common share compared to net income of $351,000 or $0.03 per diluted common share reported for the three months ended June 30, 2006. Pre-tax loss/income for the three months ended June 30, 2007 and 2006 were affected by $37,000 and $67,000, respectively, of stock compensation expense. Increases in sales and marketing expenditures of $268,000 combined with shortfalls in sales to Medtronic significantly affected operating results for the three months ended June 30, 2007. Gross profit levels for the three months ended June 30, 2007 declined to 32 percent of revenues from 43 percent of revenues for the three months ended June 30, 2006 as a result of various factors including lower gross margins due to the shortfall in OEM business, increased sales of blood pressure cuffs and accessories which normally carry lower gross margin rates and increased manufacturing overhead costs as a percentage of the reduced revenues. In addition, FORE-SIGHT related manufacturing start-up costs of approximately $100,000 impacted the Company's gross profit rates for this period. Prior year results also included a reduction in accrued retirement benefit costs of $87,000 related to changes to the Company's plans during 2005. The Company's income tax expense for the three months ended June 30, 2007 assumes an effective tax rate for 2007 of 33 percent compared to an effective rate of 41 percent for the same period of the prior fiscal year. The reduced income tax rate for the current year compared to the prior year results from the decreased effect of non-deductible stock compensation costs.

YTD FINANCIAL RESULTS
Revenues for the first six months of 2007 totaled $17.3 million, an increase of $1.7 million, or 11 percent over revenues of $15.6 million reported for the first six months of 2006. Reductions in OEM sales of $1.2 million were offset by a 39 percent increase in sales of vital signs monitors and accessories. Medtronic sales were down $1.4 million over the first six months of last year and were partially offset by increases in sales to other OEM partners.

The Company recorded a net loss of ($221,000) or ($0.02) per basic and diluted common share compared to net income of $491,000 or $0.04 per diluted common share reported for the first six months of 2006. Pre-tax loss/income for the six months ended June 30, 2007 and 2006 were affected by $131,000 and $201,000, respectively, of stock compensation expense. Increases in cerebral oximetry related sales and marketing expenditures of $685,000 for the first six months of 2007 and shortfalls in OEM sales for the second quarter ended June 30, 2007 significantly impacted the Company's year-to-date operating results. Gross profit levels for the six months ended June 30, 2007 declined to 35 percent of revenues from 41 percent of revenues for the six months ended June 30, 2006 as a result of the second quarter factors described above. In addition, FORE-SIGHT related manufacturing start-up costs of approximately $150,000 impacted the Company's gross profit rates for this period. Prior year results also included $175,000 of reductions in accrued retirement benefit costs.

FORE-SIGHT STATUS
In the second quarter the Company completed 38 product evaluations and shipped five monitors to our distribution network. In July the Company received regulatory approval from TPD in Canada to sell FORE-SIGHT in Canada and subsequently shipped two monitors. First end-user sales of FORE-SIGHT also began in July and the Company reports that sales evaluations are on-going throughout the U.S. and Canada at a number of sites.

ANALOGIC/CASMED AGREEMENT
In May, the Company announced that it had reached an agreement with Analogic Corporation of Peabody, Massachusetts under which CASMED would be the exclusive worldwide distributor for the LIFEGARD family of co-branded vital signs monitors developed and manufactured by Analogic. The initial term of the Agreement is five years, subject to meeting certain minimum revenue targets, and incorporates additional one-year extensions, again subject to meeting certain revenue targets. The co-branded product line was launched in mid-May at the American Association of Critical Care Nurses meeting and all sales staff were fully trained on the new LIFEGARD series of monitors during the second quarter.

CONFERENCE CALL INFORMATION

CASMED will host a conference call on August 9, 2007 at 10:00 a.m. Eastern Time to discuss second quarter results. Participants on the call will be Andrew Kersey, President and CEO, and Jeffery Baird, CFO.

The live call may be accessed by phone at (888) 455-3619 (domestic) or (210) 234-0026 (international), passcode CASM. If you would like to participate, please call at least ten minutes prior to the start time of 10:00 a.m. Eastern Time. A replay of the call will also be available by phone until September 9, 2007 beginning approximately two hours after the end of the call. It can be accessed at (800) 337-5619 (domestic) or (402) 220-9652 (international).

A live audio webcast of the conference call will also be available on the Company's website located at www.casmed.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to join the webcast. An online archive of the webcast will be available within two hours of the end of the live call and archived on the website until September 9, 2007.

ABOUT THE FORE-SIGHT ABSOLUTE CEREBRAL OXIMETER
CASMEDs' initial market focus for the FORE-SIGHT product is on high risk cardiovascular surgeries, of which there are about 700,000 performed each year in the U.S. Additional market opportunities include a broad range of general surgical procedures and post-operative and critical care settings. Protecting the brain from low oxygen levels during these procedures is an important goal of every surgical team because the brain is highly vulnerable to oxygen deprivation. At normal body temperatures, damage to brain cells due to lack of oxygen can occur after just a few seconds. The FORE-SIGHT Cerebral Oximeter provides new information that allows clinicians to monitor and respond to instances of brain tissue oxygen deprivation before damage to the brain occurs.

ABOUT CASMED(R)
Founded in 1984, CAS Medical Systems, Inc. is dedicated to the design and manufacture of innovative technologies and products vital to patient care in the most challenging clinical environments. Its current product lines include blood pressure measurement technology, vital signs monitoring equipment, blood pressure cuffs, apnea monitoring equipment and products for neonatal intensive care. With a reputation for the highest quality products available in the markets it serves, CASMED products are used by clinicians worldwide.

For further information regarding CAS Medical Systems, Inc., visit the Company's website at www.casmed.com.

COMPANY CONTACTS
CAS Medical Systems, Inc.
Jeffery Baird, CFO
203-488-6056
ir@casmed.com

INVESTORS                                         MEDIA
FD                                                FD
John Capodanno                                    Robert Stanislaro
212-850-5705                                      212-850-5657
jcapodanno@fd-us.com                              rstanislaro@fd-us.com


STATEMENTS INCLUDED IN THIS PRESS RELEASE, WHICH ARE NOT HISTORICAL IN NATURE, ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. STATEMENTS RELATING TO THE FUTURE PERFORMANCE OF THE COMPANY ARE SUBJECT TO MANY FACTORS INCLUDING, BUT NOT LIMITED TO, THE CUSTOMER ACCEPTANCE OF THE PRODUCTS IN THE MARKET, THE INTRODUCTION OF COMPETITIVE PRODUCTS AND PRODUCT DEVELOPMENT, COMMERCIALIZATION AND TECHNOLOGICAL DIFFICULTIES, THE IMPACT OF THE MEDTRONIC PHYSIO-CONTROL SUSPENSION OF SHIPMENTS INTO THE U.S. MARKET, TIMING AND LOGISTICS INVOLVED IN SECURING DISTRIBUTION OF ANALOGIC PRODUCTS AND OTHER RISKS DETAILED IN THE COMPANY'S MOST RECENT FORM 10-KSB AND OTHER SECURITIES AND EXCHANGE COMMISSION FILINGS.

SUCH STATEMENTS ARE BASED UPON THE CURRENT BELIEFS AND EXPECTATIONS OF THE COMPANY'S MANAGEMENT AND ARE SUBJECT TO SIGNIFICANT RISKS AND UNCERTAINTIES. ACTUAL RESULTS MAY DIFFER FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. WHEN USED IN THIS PRESS RELEASE THE TERMS "ANTICIPATE", "BELIEVE", "ESTIMATE", "EXPECT", "MAY", "OBJECTIVE", "PLAN", "POSSIBLE", "POTENTIAL", "PROJECT", "WILL" AND SIMILAR EXPRESSIONS IDENTIFY FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE MADE AS OF THE DATE HEREOF, AND WE DO NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF FUTURE EVENTS, NEW INFORMATION OR OTHERWISE.

                            CAS MEDICAL SYSTEMS, INC.
                              STATEMENTS OF INCOME
                                   (UNAUDITED)

                                        THREE MONTHS     SIX MONTHS     THREE MONTHS    SIX MONTHS
                                           ENDED           ENDED            ENDED         ENDED
                                          JUNE 30,        JUNE 30,         JUNE 30,      JUNE 30,
                                            2007            2007            2006           2006
                                        ------------    ------------    ------------   ------------
Revenues                                $  7,962,396    $ 17,251,728    $  8,029,256   $ 15,585,941

Costs and Expenses:
  Cost of Products Sold                    5,447,781      11,195,402       4,564,210      9,168,447
                                        ------------    ------------    ------------   ------------
Gross Profit                               2,514,615       6,056,326       3,465,046      6,417,494

Operating Expenses
  Research and Development                   430,683       1,285,400         628,255      1,233,131
  Selling, General and Administrative      2,472,621       4,983,117       2,181,599      4,195,082
                                        ------------    ------------    ------------   ------------
                                           2,903,304       6,268,517       2,809,854      5,428,213
                                        ------------    ------------    ------------   ------------
Operating Income                            (388,689)       (212,191)        655,192        989,281

  Interest Expense                            59,995         117,927          63,341        127,710
                                        ------------    ------------    ------------   ------------
Pre-tax Income                              (448,684)       (330,118)        591,851        861,571

  Income Taxes                              (148,066)       (108,939)        241,010        370,475
                                        ------------    ------------    ------------   ------------
Net Income                              $   (300,618)   $   (221,179)   $    350,841   $    491,096
                                        ============    ============    ============   ============

EARNINGS PER COMMON SHARE:

    Basic                               $      (0.03)   $      (0.02)   $       0.03   $       0.05

    Diluted                             $      (0.03)   $      (0.02)   $       0.03   $       0.04

WEIGHTED AVERAGE NUMBER OF
   COMMON SHARES OUTSTANDING:
    Basic                                 10,671,575      10,638,250      10,353,306     10,301,124

    Diluted                               10,671,575      10,638,250      12,043,121     12,116,176

                            CAS MEDICAL SYSTEMS, INC.
                                 BALANCE SHEETS
                                   (UNAUDITED)

                                          JUNE 30,        DEC. 31,
                                            2007            2006         INCR/(DECR)
                                        ------------    ------------    ------------
Cash and cash equivalents               $    514,590    $  1,334,535    $   (819,945)
Accounts receivable                        4,818,397       4,906,303         (87,906)
Inventories                                8,156,684       6,808,193       1,348,491
Deferred tax assets                          294,708         329,458         (34,750)
Recoverable income taxes                     765,388         320,943         444,445
Other current assets                         575,936         408,171         167,765
                                        ------------    ------------    ------------
  Total current assets                    15,125,703      14,107,603       1,018,100

Property, plant, and equipment             7,398,579       6,859,759         538,820
Less accumulated depreciation             (3,837,606)     (3,535,915)       (301,691)
                                        ------------    ------------    ------------
                                           3,560,973       3,323,844         237,129

Intangible and other assets, net             680,591         457,352         223,239
Goodwill                                   3,379,021       3,379,021            --
Deferred tax assets                           63,361         175,611        (112,250)
                                        ------------    ------------    ------------
  Total assets                          $ 22,809,649    $ 21,443,431    $  1,366,218
                                        ============    ============    ============


Current portion of long-term debt       $    627,668    $    609,615    $     18,053
Line-of-credit                             1,044,305            --         1,044,305
Notes payable                                226,768          69,241         157,527
Accounts payable                           3,374,620       3,228,265         146,355
Accrued expenses                           1,022,073       1,104,726         (82,653)
                                        ------------    ------------    ------------
  Total current liabilities                6,295,434       5,011,847       1,283,587


Other Liabilities                            134,375            --           134,375
Long-term debt, less current portion       3,488,031       3,806,587        (318,556)
Common stock                                  43,415          42,717             698
Additional paid-in capital                 5,557,206       4,935,538         621,668
Treasury stock                              (101,480)       (101,480)           --
Retained earnings                          7,392,668       7,748,222        (355,554)
                                        ------------    ------------    ------------
Shareholder's equity                      12,891,809      12,624,997         266,812
                                        ------------    ------------    ------------
Total liabilities & equity              $ 22,809,649    $ 21,443,431    $  1,366,218
                                        ============    ============    ============